UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 9, 2009

TYCO INTERNATIONAL LTD.

(Exact name of registrant as specified in its charter)

Bermuda	001-13836	98-0390500
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Second Floor, 90 Pitts Bay Road

Pembroke, HM 08, Bermuda

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 441-292-8674

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01             ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Underwriting Agreement. On January 6, 2009, Tyco International Ltd. (the “Company”) and its wholly-owned subsidiary, Tyco International Finance S.A. (“TIFSA”) entered into an underwriting agreement (the “Underwriting Agreement”) with Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated (as representatives of the several underwriters named therein, collectively, the “Underwriters”) under which TIFSA agreed to sell to the Underwriters $750 million aggregate principal amount of its 8.50% Notes due 2019 (the “Notes”).

The closing of the sale of the Notes occurred on January 9, 2009. The Notes were registered under the Securities Act of 1933, as amended (the “Securities Act”).  The net proceeds payable from the offering of the Notes, after deducting the Underwriters’ discount and estimated offering expenses, were approximately $745.0 million and will be used for general corporate purposes, which may include repayment of indebtedness, acquisitions, additions to working capital, repurchase of common shares, capital expenditures and investments in the Company’s subsidiaries.

A copy of the Underwriting Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Indenture and Supplemental Indenture.  The Notes are governed by an Indenture (the “Indenture”), dated as of January 9, 2009, by and among TIFSA, as issuer, the Company, as guarantor, and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of January 9, 2009 (“Supplemental Indenture”).  Copies of the Indenture and Supplemental Indenture are attached hereto as Exhibits 4.1 and 4.2, respectively, and are incorporated herein by reference.

The Notes are TIFSA’s senior unsecured obligations and rank equally in right of payment with all of its existing and future senior debt, and senior to any subordinated indebtedness that TIFSA may incur. These notes are fully and unconditionally guaranteed on a senior unsecured basis by the Company.

The Notes will bear interest at a rate of 8.50% per year from the date of original issuance or from the most recent interest payment date to which interest has been paid or provided for.  Interest on the Notes will be payable on January 15 and July 15 of each year, commencing on July 15, 2009, to the holders of record at the close of business on the January 1 and July 1 prior to each interest payment date.  In certain circumstances, TIFSA may be required to pay additional interest.

The Notes provide each holder the right to require TIFSA to repurchase all or a portion of such holder’s notes on July 15, 2014 at a purchase price equal to 100% of the principal amount of the notes tendered by the holder, plus accrued and unpaid interest to, but excluding, the repurchase date.

The Notes are redeemable at TIFSA’s option at any time at a redemption price equal to the greater of the principal amount of the series of Notes and a make-whole price, plus accrued and unpaid interest.  TIFSA also may redeem all, but not less than all, of a series of Notes in the event of certain tax changes affecting such notes.

Upon the occurrence of a change of control triggering event (as defined in the Supplemental Indenture), unless TIFSA has exercised its right to redeem the Notes, each holder of Notes will have the right to require TIFSA to purchase all or a portion of such holder’s Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

ITEM 2.03             CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information set forth in Item 1.01 of this Current Report is incorporated herein by reference.

ITEM 9.01             FINANCIAL STATEMENTS AND EXHIBITS

(d)           Exhibits

Exhibit No.	Description
2.1

Underwriting Agreement, dated January 6, 2009, by and among Tyco International Ltd., Tyco International Finance S.A. and Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated (as representatives of the several underwriters named therein).

4.1	Indenture, dated as of January 9, 2009, by and among Tyco International Finance S.A., as issuer, Tyco International Ltd., as guarantor, and Deutsche Bank Trust Company Americas, as trustee.

4.2

Supplemental Indenture, dated as of January 9, 2009, by and among Tyco International Finance S.A., as issuer, Tyco International Ltd., as guarantor, and Deutsche Bank Trust Company Americas, as trustee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TYCO INTERNATIONAL LTD.
(Registrant)

	By:	/s/ Carol Anthony Davidson
Name: Carol Anthony Davidson
Title: Senior Vice-President, Controller and Chief Accounting Officer
Date: January 9, 2009